SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 7, 2006
BP PRUDHOE BAY ROYALTY TRUST

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10243	13-6943724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Bank of New York, 101 Barclay Street, New York, NY	10286

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 815-6908
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 — OTHER EVENTS
Item 8.01. Other Events
     On August 7, 2006, BP plc (“BP”), the parent company of BP Exploration Alaska, Inc. (“BP Alaska”), announced that a shutdown of the Prudhoe Bay oil field on the North Slope of Alaska had been commenced. The full text of BP’s press release is set forth below.
     “ANCHORAGE — BP Exploration Alaska, Inc. has begun an orderly and phased shutdown of the Prudhoe Bay oil field following the discovery of unexpectedly severe corrosion and a small spill from a Prudhoe Bay oil transit line. Shutting down the field will take days to complete. Over time, these actions will reduce Alaska North Slope oil production by an estimated 400,000 barrels per day.
     “The decision follows the receipt on Friday, August 4 of data from a smart pig run completed in late July. Analysis of the data revealed 16 anomalies in 12 locations in an oil transit line on the eastern side of the oil field.
     “In response to the inspection data, BP conducted follow up inspections of anomalies where corrosion-related wall thinning appeared to exceed BP criteria for continued operation. It was during these follow up inspections that BP personnel discovered a leak and small spill estimated at 4 to 5 barrels.
     “The spill has been contained and the clean up effort is underway. The pipeline was shutdown at 6:30 am Sunday morning. BP has notified state and federal officials of the decision and will work closely with the U.S. Department of Transportation and the Alaska Department of Environmental Conservation, among others.
     “‘We regret that it is necessary to take this action and we apologize to the nation and the State of Alaska for the adverse impacts it will cause,’ said BP America Chairman and President Bob Malone. ‘However, the discovery of this leak and the unexpected results of this most recent smart pig run have called into question the condition of the oil transit lines at Prudhoe Bay. We will not resume operation of the field until we and government regulators are satisfied that they can be operated safely and pose no threat to the environment.’
     “BP is identifying and mobilizing additional resources from across Alaska and North America in order to speed inspection of remaining Prudhoe Bay oil transit lines. BP operates 22 miles of oil transit pipeline at Prudhoe Bay. Smart pigging inspection has been completed over about 40 percent of that length.
     “BP previously announced plans to replace a three-mile segment of pipeline following inspections conducted after a large spill discovered on March 2, 2006.”
     The Trustee has no information concerning the shutdown of the Prudhoe Bay field beyond that contained in BP’s press release and published news articles.
     The property of the Trust consists principally of an overriding royalty interest (the “Royalty Interest”) which entitles the Trust to a royalty on 16.4246 percent of the first 90,000 barrels of the average actual daily net production of oil and condensate per quarter from the working interest of BP Alaska as of February 28, 1989 in the Prudhoe Bay oil field (the “BP Working Interest”). For a more complete description of the Royalty Interest and the method of computing the royalty payable to the Trust, reference is made to the information appearing under the caption “The Royalty Interest” in Item 1 of the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”). See also “The Prudhoe Bay Unit and Field” in Item 1 of the 2005 Form 10-K for additional information concerning the Prudhoe Bay field and the BP Working Interest.
     Based on the information available at the date of this report, the Trustee is unable to estimate the magnitude or duration of the effect that the shutdown of the Prudhoe Bay oil field will have on the Trust’s royalty revenues and its cash distributions. The magnitude of the effect on the Trust’s revenues and distributions will depend upon when production from the Prudhoe Bay field, or parts of the field, resumes. To the extent that the shutdown of the Prudhoe Bay field results in the average daily net production of oil and condensate from the BP Working Interest falling below 90,000 barrels per day during the current quarter ending September 30, 2006 and any subsequent quarter, the Trustee anticipates that there will be an adverse effect on the royalty revenues receivable by the Trust, and a decrease in funds available for distribution to Unitholders, which may be material, with respect to those periods. If the Prudhoe Bay field should remain completely shut down during the entire fourth quarter of 2006 and any subsequent quarter, the Trust would receive no revenues with respect to those periods.
     See Item 7 of the 2005 Form 10-K for information concerning a cash reserve that may be drawn upon by the Trustee to pay expenses of the Trust during periods when the Trust receives no revenues.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BP PRUDHOE BAY ROYALTY TRUST
	By:	THE BANK OF NEW YORK, as Trustee
	By:	/s/ Ming J. Ryan

Ming J. Ryan Vice President
Date: August 8, 2006

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